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                                                                 EXHIBIT 99.1


                      [TERAGLOBAL COMMUNICATIONS LETTERHEAD]


For Immediate Release

                   TERAGLOBAL COMMUNICATIONS RESOLVES LITIGATION

SAN DIEGO, CALIFORNIA (NOVEMBER 23, 1999) -- TeraGlobal Communications Corp. (OTC-BB:TGCC) announced that its TechnoVision subsidiary has reached a negotiated agreement to resolve two litigation cases pending against it. The cases were brought in San Diego Superior Court (Case Nos. 717275 and 724427), and were set to begin trial on November 15, 1999. Details of the agreement are confidential.

The first case involved claims of breach of contract, misrepresentation and fraud in connection with the execution and delivery of a Settlement Agreement entered into between TechnoVision and the plaintiff on April 17, 1997. The plaintiff sought to invalidate the Settlement Agreement, and to cause TeraGlobal to issue the shareholder 625,000 shares of its common stock and to pay attorneys' fees and expenses. The case was resolved without the issuance of additional shares of either company's stock.

The second case was a derivative action brought in the name of TechnoVision, and stated a cause of action for breach of fiduciary duty against certain former officers and directors and alleged officers and directors of TechnoVision.

"We are pleased to put these cases behind us," said David Fann, President of TechnoVision and Chief Executive Officer of TeraGlobal. "While we maintain that TechnoVision and the other defendants did nothing wrong, this negotiated resolution allows us to avoid attorneys' fees, the opportunity cost of the time involved in pursuing our defense, and the uncertainty of the outcome in a trial."

TeraGlobal acquired a 99.4% interest in TechnoVision pursuant to an exchange offer which was consummated in August 1998. In that offer, TeraGlobal offered one share of its common stock for every two shares of TechnoVision stock surrendered. TechnoVision has been engaged in the videoconferencing market since 1995. Technovision is a systems integrator offering videoconferencing products under the names "TeraConference" and "The POTS Box."

-- TeraGlobal Communications Corp.'s new TeraMedia Service allows customers to share media-rich (voice/video/data) communications and collaboration across a secure, dedicated all-ATM network. The service integrates the hardware, software, network, and advanced compression technology necessary to deliver real-time, point-to-point and point-to-multipoint, interactive communications and collaboration solutions -- saving customers time and money while enhancing workflow efficiency and personal productivity. It has been described as revolutionary in its ability to transform the organizational communications landscape.

Contacts:  TeraGlobal Sales Organization       TeraGlobal Corporate Relations
           sales@teraglobal.com                Susan Wilson (media)
           --------------------                Darren Seed (investors)
           (858) 404-5500                      investor@teraglobal.com
                                               -----------------------
           www.teraglobal.com                  (858) 404-5500